EXHIBIT 10.43

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1 to Employment Agreement (the "Agreement") is made as of this 16th day of December, 2002, by and between LeCroy Corporation, a Delaware corporation (the "Company") and Thomas H. Reslewic of Highland Mills, New York (hereinafter, the "Executive").

         WHEREAS, the Executive and the Company have executed an Employment Agreement dated as of January, 1, 2002 (the "Agreement") and wish to amend the Employment Agreement in order to provide for certain matters relating to the payment of the Executive's incentive compensation;

         NOW, THEREFORE, in consideration of the covenants and agreements set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. This Amendment amends and modifies Section 2.2 of the Employment Agreement. Except as specifically amended hereby, the Employment Agreement is ratified and confirmed.

          2. The CEO Incentive Compensation Plan, in its entirety, is as follows:

                         CEO INCENTIVE COMPENSATION PLAN

DEFINITIONS:

(a) "target incentive compensation" is equal to $220.000.

(b) The "maximum incentive compensation" payable annually under this CEO Incentive Compensation Plan shall be $285,000.

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PLAN:

CEO Incentive Compensation is comprised of 4 components, each weighted as follows:


1. Long-Term Shareholder Value                                               15%
2. Current Year Financial Performance: EPS                                   25%
3. Current Year Financial Performance: Operational Performance               35%
4. Board Discretion based on Various Factors                                 25%


1. LONG-TERM SHAREHOLDER VALUE                                               15%

15% of the CEO's annual incentive compensation will be attributable to the goal of increasing LeCroy Corporation's market capitalization, as measured by its stock price, by a CAGR of 15% from an initial starting point of $15.00 per share. Annually, LeCroy's average closing stock price over the last 10 trading days of the fiscal year will be compared to this $15.00 per share initial point to determine the actual CAGR over the period beginning July 1, 2002.

No incentive compensation will be paid relative to this goal if the CAGR is equal to or below 80% of the target, or 12% CAGR. The incentive compensation will increase on a linear basis to a 100% payment (15% of target incentive compensation or $33,000) for the achievement of 100% of the target, or a 15% CAGR. This will further increase, on a linear basis, to a 200% payment (30% of target incentive compensation or $66,000) for the achievement of 120% of the target, or 18% CAGR.

2.  CURRENT YEAR FINANCIAL PERFORMANCE:  EPS                                 25%

Since the absolute amount of fiscal 2003 budget for EPS is small ($0.11 per share), it was determined that budget net income before preferred stock charges ("net income"), of $3.2 million would be used as a proxy. Net income for this calculation will be net of all extraordinary charges incurred by the company relating to severances, write-offs, or other operationally related charges, but will exclude any charges related to accounting changes or GAAP/SEC rulings.

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No incentive compensation will be paid relative to this goal if the CAGR is equal to or below 80% of the target, or net income of $2.56 million. The incentive compensation will increase on a linear basis to a 100% payment (25% of target incentive compensation or $55,000) for the achievement of 100% of the target, or net income of $3.2 million. This will further increase, on a linear basis, to a 200% payment (50% of target incentive compensation or $110,000) for the achievement of 120% of the target, or $3.84 million.

All net income calculations must be net of incentive payments.

3.  C/ Y FINANCIAL PERFORMANCE: OPERATIONAL PERFORMANCE                35%

This component of incentive compensation will be based on the composite achievement of the following 7 operational performance metrics:

    1. Sales Growth Percentage
    2. Gross Margin Percentage
    3. AR Days
    4. Inventory Days
    5. Cash Flow from Operations
    6. Return on Equity
    7. North American Sales

The Target for each metric will be derived from the annual Board approved budget and will be weighted equally for purposes of this calculation.

No incentive compensation will be paid relative to this goal if the composite achievement is equal to or below 80%. The incentive compensation will increase on a linear basis to a 100% payment (35% of target incentive compensation or $77,000) for the composite achievement of 100% of the target. This will further increase, on a linear basis, to a 200% payment (70% of target incentive compensation or $154,000) for the composite achievement of 120%.

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4.  BOARD DISCRETION BASED ON VARIOUS FACTORS                                25%

The board should review and discuss a variety of other factors that determine the quality of the job being done by the CEO. If necessary, the Board should request that the CEO prepare a report or survey on the state of some of these other factors.

These issues should include (but are not limited to):

Technology Development
Executive Team Development and Staffing
Employee Satisfaction and morale
Customer Satisfaction
Customer Awareness and Consideration Rate

Based on these factors, the Board will decide how much of the 25% of target incentive ($55,000) shall be paid at the end of each Fiscal Year.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

                                          /s/ Thomas H. Reslewic
                                           ---------------------
                                          Thomas H. Reslewic
                                          Executive



                                          LECROY CORPORATION
                                          By:  /s/ Allyn C. Woodward, Jr.
                                          -------------------------------
                                          Name: Allyn C. Woodward, Jr.
                                          Title: Compensation Committee Chairman



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